Exhibit 99.2

Excel Trust Announces Pricing of $50 Million of 7.00%

Series A Cumulative Convertible Perpetual Preferred Stock

San Diego/January 25, 2011: Excel Trust, Inc. (NYSE:EXL), a retail focused real estate investment trust (REIT), today announced that it has priced a private offering of 2,000,000 shares of 7.00% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share, with a liquidation preference of $25.00 per share (the “Preferred Stock”). Excel Trust will issue the Preferred Stock to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the Preferred Stock is expected to close on January 28, 2011. Excel Trust will pay cumulative dividends on the Preferred Stock from the date of original issue at a rate of 7.00% per annum, subject to adjustment in certain circumstances. Excel Trust has also granted a 30-day option to the initial purchasers to purchase an additional 300,000 shares of the Preferred Stock, or $7.5 million, solely to cover over-allotments, if any.

The annual dividend on each share of Preferred Stock is $1.75, payable quarterly in arrears on the 15th calendar day of each January, April, July and October of each year, commencing on April 15, 2011, as and if declared by Excel Trust’s board of directors.

The Preferred Stock will be convertible, at the holders’ option, at any time and from time to time, into common stock of Excel Trust at an initial conversion rate of 1.6667 shares of common stock per share of Preferred Stock, which is equivalent to an initial conversion price of $15.00 per share. The conversion price will be subject to customary adjustments in certain circumstances.

On or after April 1, 2014, Excel Trust may, at its option, convert some or all of the Preferred Stock if the closing price of the common stock equals or exceeds 140% of the conversion price for at least 20 of the 30 consecutive trading days ending the day before the notice of exercise of conversion is sent and Excel Trust has either declared and paid, or declared and set apart for payment, any unpaid dividends that are in arrears on the Preferred Stock.

Estimated net proceeds from this offering will be approximately $48 million in cash, exclusive of net proceeds received if the initial purchasers exercise the over-allotment option in full, after deducting estimated discounts, commissions, and expenses. Excel Trust intends to use the net proceeds of this offering to repay a portion of the outstanding indebtedness under Excel Trust’s revolving credit facility.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities (including the shares of common stock into which the securities are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The Preferred Stock and the underlying common stock issuable upon conversion have not been registered under the Securities Act or any applicable state securities laws and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, the statements regarding Excel Trust’s funding needs and plans with respect to the use of the net proceeds from the offering of the Preferred Stock. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. Excel Trust undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances occurring after the date of this release.

About Excel Trust

Excel Trust, Inc. is a retail focused REIT that targets community and power centers, grocery anchored neighborhood centers and freestanding retail properties. The Company has elected to be treated as a REIT, for U.S. federal income tax purposes. Excel Trust trades publicly on the NYSE under the symbol “EXL”. For more information on Excel Trust, Inc., please visit www.exceltrust.com.